Consent of Independent Registered Public Accounting Firm
The Employee Welfare Benefits Plan Committee
FMC Corporation Savings and Investment Plan:
We consent to the incorporation by reference in the registration statements (Nos. 333-64702, 333-62683, 333-36973, 333-24039, 333-18383, 333-69805, 333-69714, 333-111456, 333-172387, and 333-172388) on Form S-8 of FMC Corporation of our report dated June 26, 2018, with respect to the statements of net assets available for benefits of the FMC Corporation Savings and Investment Plan as of December 31, 2017 and 2016, the related statements of changes in net assets available for benefits for the years then ended, and the related notes (collectively, the financial statements), and the supplemental schedule of Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2017, which report appears in the December 31, 2017 annual report for Form 11-K of the FMC Corporation Savings and Investment Plan.

/s/KPMG LLP
Philadelphia, Pennsylvania
June 26, 2018